CODE OF ETHICS AND CONDUCT

I.	General Principles

Employees of OMT Capital acting as individuals and for the firm shall act with professionalism, integrity, diligence, respect, their highest level of ability and always in an ethical manner when dealing with clients, prospects, fellow employees, vendors and colleagues.

It is the duty of all members of the Firm to put the client’s interests paramount in all business dealings and decisions and to insure that all other members of OMT do the same.  Employees will aspire to maintain the highest level of professional integrity and competence such that their actions reflect positively upon them as individuals and the Firm collectively.

II.	Basic Concepts and Terms

Access Persons	All owners and employees plus all other persons who, in the course of their normal functions or duties, obtain information regarding clients’ purchases or sales of securities.

Beneficial Interest
The concept of “beneficial ownership” of, or possessing a “beneficial interest” in, securities is used throughout this Code.  It is a broad concept and includes many diverse situations.  An employee has a “beneficial interest” in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by the employee’s spouse, minor children and relatives who live full time in the employee’s home, (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership and (iii) securities held by certain types of entities that the employee controls or in which he or she has an equity interest.

Examples of some of the most common of those arrangements are set forth in Appendix 1.  It is very important to review Appendix 1 in determining compliance with reporting requirements and trading restrictions.1

CCO
Many of the specific procedures, standards and restrictions described in this Code involve consultation with the Chief Compliance Officer or “CCO.”   Richard Duff, or in his absence, Paul Sagara, is the Chief Compliance Officer.

Covered Accounts
Many of the procedures, standards and restrictions in this Code govern activities in “Covered Accounts.”  This term refers to the following accounts2
• Securities accounts of which the Firm is the beneficial owner, i.e., firm proprietary accounts;

• Any securities account registered in an employee’s name; and

• Any account or security in which an employee has any direct or indirect “beneficial ownership interest.”  These will include accounts owned by a member of the immediate family of an employee.  Refer to Appendix 1 to determine whether an account falls under this category.

1   This broad definition of “beneficial ownership” is for purposes of this Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability.  An employee may include in his or her Annual Report a statement that the reporting of any securities transaction should not be construed as an admission that the employee is a beneficial owner of the security.  For example, if a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the other parent would report such transaction, but could disclaim beneficial ownership.  Whether or not to disclaim beneficial ownership is a personal decision on which the Firm makes no recommendation.  Employees may wish to consult their own advisers on this issue.

Covered Security
This Code (including OMT’s Policy and Procedures to Detect Insider Trading, attached hereto) refers to transactions in “Covered Securities.”  That term includes not only common stocks, but also options, rights, warrants, futures contracts, ETF’s, convertible securities or other securities.  It does not include:  (i) money market fund shares; (ii) shares of any open-end mutual fund; and (iii) direct obligations of the U.S. Government.  Thus, none of the reporting, preclearance or specific trading limitations in this Code (other than the general prohibition on insider trading) apply to those securities.

Exempt Securities
For purposes of this Code, bonds and other debt instruments that are not convertible into any equity security are considered “Exempt Securities” and are not subject to the preclearance or other specific trading limitations imposed by this Code.  However, they are reportable securities.

It is each employee’s responsibility to determine whether he or she must report a transaction or investment and whether or not the substantive limitations apply to a transaction.  If you are in doubt as to whether a security is an Exempt Security, contact the CCO.

III.	Scope

This policy covers all owners and employees of the Firm.  Due to the size and structure of OMT, all owners and employees are considered to be both supervised and Access Persons.

IV.	Standards of Business Conduct; Illegal Activities

A.	Compliance with Securities Laws

Employees are required to comply with applicable federal securities laws.  In particular employees are not permitted in connection with the purchase or sale, of a security held or to be acquired by a client:

a.	to defraud such client in any manner;

b.	to mislead such client, including by making a statement that omits material facts;

2   Covered Accounts do not include accounts over which an employee does not have “any direct or indirect influence or control.”  The most common example of this is where securities are held in a trust of which an employee is a beneficiary but is not the trustee and has no control or influence over the trustee.  The “no influence or control” exception is very limited and will be construed narrowly.  Questions about “influence or control” or otherwise about beneficial ownership or reporting responsibilities should be directed to the CCO.

c.	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d.	to engage in any manipulative practice with respect to such client;

e.	to engage in any manipulative practice with respect to securities, including price manipulation; or

f.
to cause the Firm, acting as principal for its own account or for any account beneficially owned by the Firm or any person associated with the Firm (within the meaning of the Investment Advisers Act) to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

Furthermore, employees of the Firm will strive to protect clients privacy and to insure that the firm is not being used as a conduit for money laundering.

B.	“Insider Trading.”

No employee may engage in what is commonly known as “insider trading” or “tipping” of “inside” information.  The Firm has a separate Policy and Procedures to Detect and Prevent Insider Trading.  That statement contains important additional information regarding trading in personal accounts.  If you have not done so, you must review and sign it.  Please refer to it whenever you have any questions regarding what to do when you think you may have material, nonpublic information about a company.

C.	Frontrunning and Scalping.

No employee may engage in what is commonly known as “frontrunning” or “scalping.” “Frontrunning” and “scalping” refer to a Firm employee buying or selling a security before the Firm buys or sells the security for its clients, in order to benefit from any price movement that may be caused by client transactions.  No employee may cause a Covered Account to buy or sell Covered Securities (other than an Exempt Security) prior to clients in order to benefit from price movement that may be caused by client transactions.  These practices may constitute illegal “insider trading” and are, in any event, prohibited by this policy.  To prevent those practices, this policy establishes certain procedures regarding trading while the firm has “Transaction Information” that could create a frontrunning or scalping problem.

Any decision by the Firm that it will buy or sell a particular security for a client account is considered in this policy statement to be “Transaction Information.” Transaction Information also includes any research, analysis or investment decision making in process that could reasonably be expected to lead to a buy or sell decision.

No trading in Covered Accounts is permitted as to a security while an employee is aware of Transaction Information as to that security.  No trading is permitted in such accounts the seven days prior to and the seven days after the Firm transacts in a security.  Furthermore the employee is not permitted to close out a position less than 45 days after establishing the position.

Before the Firm completes client purchases or sales pursuant to Transaction Information, all Transaction Information is the confidential property of the Firm and should not be disclosed to anyone outside the firm including relatives and friends, other than pursuant to the Firm’s research and trading activities for its clients.  Premature disclosure of Transaction Information could constitute “tipping” of material nonpublic information in violation of insider trading laws.

D.	New Issue Securities.

New issues of securities may not be bought by Covered Accounts on the initial offering.

E.	Private Placements.

As with all transactions in Covered Accounts, purchases of securities in private placements3 must be cleared in advance by the CCO.

F.	Commissions.

Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions, but may not enter into any arrangement for a Covered Account to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

G.	Conflicts of Interest

OMT Capital acts as a fiduciary to its clients and therefore the Firm and its employees have an affirmative duty of care, trust, honesty and good faith put the clients’ interests first and foremost.  Because of the nature of the business, certain conflicts interest however will arise.  These conflicts shall be disclosed to the clients.

a.
Conflicts Among Clients:  Conflicts may arise among client accounts.  Therefore an employee may not take any action that favors one account above another.  Particular care should be taken to insure that performance fee paying accounts are not favored over non-performance fee paying accounts..

b.
Conflict between Client and Employees:  Employees will come into possession of inside information from time to time.  Employees are prohibited from using such knowledge.  For more specific guidelines refer to the “Compliance Policy and Procedures for Stock in Personal Accounts” and the “Policy and Procedures to Detect and Prevent Insider Trading”

H.	Gifts and Entertainment

A conflict of interest occurs when the personal interests of the an employee interferes or could interfere with his responsibilities to the Firm and its clients.  Therefore employees should not accept gifts, favors, entertainment or other things or actions of significant material value that could influence their decision making process or make them beholden to another person or firm.  Similarly employees should not offer the same to others that could be construed as attempting to influence decision makers.

a.
Gifts:  No employee may accept a gift from any person or entity that does business with or potentially could do business with the Firm in excess of $100.  Likewise no employee may offer a gift of more than $100 to any client, potential client, or person or entity that does business or potentially could do business with the Firm.  Furthermore no employee may give or accept cash gifts.

3         Defined as offerings that are exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) of that Act and/or pursuant to Rule 504, 505 or 506 under that Act (including investments in limited partnerships managed by the Firm).

b.
Entertainment:  No employee may accept or offer extravagant or excessive entertainment to or from a client, potential client, or person or entity that does business or potentially could do business with the Firm.  Entertainment such as sporting events and meals are acceptable.

c.
Appropriateness:  It is the employee’s responsibility to use his best judgment when accepting or offering gifts and entertainment.  If the employee has any questions regarding the appropriateness of an offer of a gift or entertainment, the employee should ask the Chief Compliance Officer for guidance.

I.	Confidentiality

It is the duty of the Firm to keep all information about existing and former clients confidential including but not limited to: the client’s identity (unless the client consent is obtained), security holdings, and any advice given to the client.  For marketing purposes OMT may disclose positions of portfolios and or composite portfolios.  However this information will not be disclosed before it is available to the clients.  Consideration of a particular purchase or sale for a client account may not be disclosed except to authorized persons.  Please see ”Frontrunning and Scalping” above, and “Our Continuing Privacy Commitment to You” for additional information..

J.	Outside Activities

Employees of the Firm may not maintain outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions without the prior written approval of the Chief Compliance Officer and the President of the Firm.

Employees are prohibited from serving as a director of a public company except when serving on a board will serve the best interest of both the Firm and its clients.

K.	Marketing and Promotional Activities

All oral and written statements, including those made to clients, potential clients, their representatives, or the media must be professional, accurate and not misleading due to omission or misstatement.

L.	Other Policies and Procedures

Employees must follow and abide by all policies of the firm whether the policy is referred to in this Code or not.

V.	Employee Compliance Procedures For Personal Trading

All Access Persons must comply with the following:

A.	Preclearance

In addition to the policies and procedures described above, to help the Firm prevent inappropriate trading, all personal transactions by the Firm employees must be precleared and, if necessary, discussed with the CCO and portfolio manager, and be approved before execution.  No Access Person may buy, sell or pledge any security (other than an Exempt Security) for any Covered Account without obtaining written clearance from the CCO before the transaction.  The written clearance must specify the securities involved and the type of transaction proposed.  It is each Access Person’s responsibility to bring proposed transactions to the CCO’s attention and to obtain clearance from the CCO.  Any transaction by the CCO must be approved by the firm’s CIO.  A form of request and approval is attached to this Manual as Form 2.

Transactions effected without preclearance are subject, in the CCO’s discretion (after consultation with other members of management, if appropriate), to being reversed or, if the employee made profits on the transaction, to disgorgement of such profits.

In determining whether or not to “preclear” a proposed transaction, the CCO will consider, among other things, whether any Transaction Information is being considered or in process with respect to the security in question.  However, the CCO need not specify the reasons for any decision to clear or deny clearance for any proposed transaction.  The CCO may take the size of the trade into consideration when giving or withholding approval.   Generally, only where the CCO determines that a transaction does not, under the circumstances, create even the appearance of impropriety will he or she permit it.

Transaction orders must be filled within three (3) days after approval is granted, unless otherwise noted by the CCO.  If precleared transactions are not completed in that time frame, a new clearance must be obtained.

B.	Reporting

a.
Initial Reporting of Securities Accounts.  Each employee must, within ten (10) days after commencement of employment, disclose in writing to the CCO the identities and locations of all Covered Accounts in which such employee has a Beneficial Interest.  These reports may be made on the form attached as Form 3.

b.
Initial Holdings Report.  Each employee must, within ten (10) days after commencement of employment, disclose in writing to the CCO the identities and locations of all Covered Securities owned in all Covered Accounts in which such employee has a Beneficial Interest.  That disclosure must include the date as of which the information is provided.  These reports may be made on the form attached as Form 4.  The information may be provided in any format containing the required information.

c.
Quarterly Transaction and Account Reports.  All employees must arrange for duplicate copies of their brokerage statements and trade confirmations to be sent to the CCO (see “Transaction Monitoring” below.)  Employees are required to report transactions in securities that are not included on brokerage statements (such as a private placement) within thirty (30) days after the end of each calendar quarter, and the CCO may require quarterly or annual statements from the issuer, depending on the type of security.

d.
Annual Reporting of Securities Accounts and Annual Holdings Report. Each employee must disclose in writing to the CCO within thirty (30) days after the end of each calendar year while employed by the Firm the same type of information that is required to be provided in an Initial Reporting of Securities Accounts and Initial Holdings Report as of December 31 of each year.  These reports may be made on the forms attached as Form 5 and Form 6.

e.
Opening of a New Securities Account.  An employee opening a new Covered Account during the year is required to notify the CCO in writing, providing the same information as required on the form in Form 3.

f.
Confidentiality.  All statements of holdings will generally be held in confidence by the CCO.  However, the CCO may provide access to any of those materials to other members of the Firm’s management or compliance personnel of a fund/client in order to resolve questions regarding compliance with this Code and regarding potential purchases or sales for client accounts.  The Firm may also provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.

VI.	Firm Procedures; Administration and Enforcement of the Code

A.	Identification of Access Persons

The CCO will maintain a current list of all Access Persons (identified from time to time on Appendix 2).

B.	Access

All employees shall be shown where a hard copy of this Code is kept and informed where they can locate the electronic file (z:\OMT Share\OMT Capital\Compliance\Employee Handbook.doc).

C.	Transaction Monitoring

To determine whether employees have complied with the rules described above (and to detect possible insider trading), all employees must arrange for duplicate copies of their brokerage statements and trade confirmations to be sent to the CCO.  A form letter is attached as Form 7 .  The CCO will review the Covered Account holdings and transactions to determine whether Access Persons are complying with the preclearance requirements.  The CCO will also compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest potential frontrunning, scalping, or other practices that constitute or could appear to involve abuses of employees’ positions.  Another employee will be appointed to monitor the CCO’s personal securities transactions.  For transactions in securities that are not included on brokerage statements (such as a private placement), the CCO may require quarterly or annual statements from the issuer, depending on the type of security.

D.	Retention of Reports and Other Records

The CCO will maintain at the Firm’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation.  The CCO will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained under the Investment Advisers Act of 1940 and the Investment Company act of 1940,  including copies of this Code, as it may be amended from time to time, a record of all persons currently and within the past five years, who are or were required to make reports pursuant to paragraph B of this section, or who are or were responsible for reviewing these reports, copies of employees’ reports of securities accounts, securities holdings, brokerage statements and pre-clearance requests and the reasons supporting the decision to approve the purchase of IPOs and private placements, as applicable.

E.	Violations of Policy; Sanctions

Any employee who violates this Policy will be subject to disciplinary action by the Firm.  It is a term of each employee’s employment with OMT that the Firm may, if it discovers that the employee has failed to comply with the requirements of this Code, impose whatever sanctions the Firm’s management considers appropriate under the circumstances, including warning, fines, disgorgement, suspension, demotion or termination of employment.  In addition violations may result in a referral to civil or criminal authorities.

F.	Reports of Violations

Any employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the CCO as soon as practicable.  The CCO will then take such action as may be appropriate under the circumstances.  If the CCO is in violation of this Code the violation should be reported to the President.  In no case will an employee be subject to disciplinary action or any other sanction for reporting a possible violation of this Code.

G.	Annual Employee Acknowledgement

This Code, along with all policies an procedures related to personal accounts and insider trading will be reviewed and acknowledged by all employees on an annual basis.  The annual acknowledgements will be completed and signed by each employee and filed in the employee’s file. See Form 12.

H.	Review

This Code and all related compliance policies and procedures shall be reviewed on an annual basis for appropriateness, effectiveness, and completeness by the Firms CCO.  A report of the review will be completed and discussed with the Firms President and all relevant findings will be shared with the employees of OMT Capital.  In addition, compliance risks shall be identified and addressed when necessary.